Exhibit 99.1

Delcath Systems Elects Seasoned Finance and Capital Markets Executive Elizabeth Czerepak to its Board of Directors

NEW YORK, Feb. 19, 2020 (GLOBE NEWSWIRE) -- Delcath Systems, Inc. (OTCQB: DCTH), an interventional oncology company focused on the treatment of primary and metastatic liver cancers, announced that  Elizabeth Czerepak, a financial executive and board member with experience in pharma, biotech, and venture capital, has been elected  as a member of the Delcath Board of Directors effective February 14, 2020.

Ms. Czerepak has more than thirty-five years of financial leadership and strategy development experience across the pharmaceutical and biotechnology fields. Ms. Czerepak recently served as the Chief Financial Officer and Chief Business Officer of Genevant Sciences, Inc. Prior experience includes CFO roles at other biotechnology companies, including Altimmune, Inc., Isarna Therapeutics, and Cancer Genetics where she played a key role in achieving Altimmune’s public listing through reverse merger and Cancer Genetics’s IPO and subsequent uplisting to Nasdaq. She also has extensive experience in biotech venture capital investment as a Managing Director at JP Morgan/Bear Stearns, where she led investments in 13 biotechs, with a key role in raising hundreds of millions in private financings and achieving exits through IPOs and acquisitions.

Elizabeth began her career serving in senior and executive level positions for 18 years at BASF (Knoll) Pharmaceuticals, Hoffmann-La Roche, and Merck & Co.  Her major pharma executive level experience includes M&A, licensing, business development and finance.  She received a B.A., magna cum laude in Spanish and Mathematics Education from Marshall University and an MBA from Rutgers University.

“We look forward to Elizabeth’s contributions, especially her expertise in the capital markets.” commented Jennifer Simpson, Ph.D., M.S.N., C.R.N.P., President & Chief Executive Officer.

Roger G. Stoll, Ph.D., Chairman of the Board of Delcath added, “We are pleased to welcome Elizabeth to the Delcath Board. Elizabeth’s broad and relevant experience in finance, venture capital and pharmaceutical operations complements our Board of Directors' skills and experiences, and we are confident she will provide valuable perspectives as we strive to enhance value to our stockholders.”

Exhibit 99.1

About Delcath System, Inc.

Delcath Systems, Inc. is an interventional oncology company focused on the treatment of primary and metastatic liver cancers. Our investigational product – Melphalan Hydrochloride for Injection for use with the Delcath Hepatic Delivery System (Melphalan/HDS) – is designed to administer high-dose chemotherapy to the liver while controlling systemic exposure and associated side effects. In Europe, our system is marketed under the trade name Delcath Hepatic CHEMOSAT® Delivery System for Melphalan (CHEMOSAT) and has been used at major medical centers to treat a wide range of cancers of the liver. Since January 2019 CHEMOSAT is marketed under an exclusive licensing agreement with medac, a privately held multi-national pharmaceutical company headquartered in Germany and specializing in the treatment and diagnosis of oncological, urological and autoimmune diseases.  Melphalan/HDS has not yet been approved by the U.S. Food & Drug Administration (FDA) for sale in the U.S. We have completed enrollment for a global Registration clinical trial for Patients with Hepatic Dominant Ocular Melanoma (OM) called The FOCUS Trial and have initiated a global Phase 3 clinical trial for intrahepatic cholangiocarcinoma (ICC) called The ALIGN Trial.

Safe Harbor / Forward-Looking Statements

Private Securities Litigation Reform Act of 1995 provides a safe harbor for forward-looking statements made by the Company or on its behalf. This news release contains forward-looking statements, which are subject to certain risks and uncertainties that can cause actual results to differ materially from those described. Factors that may cause such differences include, but are not limited to, uncertainties relating to: the timing and results of the Company’s clinical trials, including without limitation the OM and ICC clinical trial programs, and timely enrollment and treatment of patients in the global Phase 3 OM and ICC clinical trials; IRB or ethics committee clearance of the Phase 3 OM and ICC Registration trial protocols from participating sites and the timing of site activation and subject enrollment in each trial; the impact of the presentations at major medical conferences and future clinical results consistent with the data presented; approval of Individual Funding Requests for reimbursement of the CHEMOSAT procedure; the impact, if any of ZE reimbursement on potential CHEMOSAT product use and sales in Germany; clinical adoption, use and resulting sales, if any, for the CHEMOSAT system to deliver and filter melphalan in Europe including the key markets of Germany and the UK; the Company’s ability to successfully commercialize the Melphalan HDS/CHEMOSAT system and the potential of the Melphalan HDS/CHEMOSAT system as a treatment for patients with primary and metastatic disease in the liver; our ability to obtain reimbursement for the CHEMOSAT system in various markets; approval of the current or future Melphalan HDS/CHEMOSAT

Exhibit 99.1

system for delivery and filtration of melphalan or other chemotherapeutic agents for various indications in the U.S. and/or in foreign markets; actions by the FDA or other foreign regulatory agencies; the Company’s ability to successfully enter into strategic partnership and distribution arrangements in foreign markets and the timing and revenue, if any, of the same; uncertainties relating to the timing and results of research and development projects; and uncertainties regarding the Company’s ability to obtain financial and other resources for any research, development, clinical trials and commercialization activities. These factors, and others, are discussed from time to time in our filings with the Securities and Exchange Commission. You should not place undue reliance on these forward-looking statements, which speak only as of the date they are made. We undertake no obligation to publicly update or revise these forward-looking statements to reflect events or circumstances after the date they are made.

Contact:

Delcath Investor Relations
Email: investorrelations@delcath.com

Hayden IR

James Carbonara (646)-755-7412 james@haydenir.com

Brett Maas
(646) 536-7331 brett@haydenir.com

Source: Delcath Systems, Inc.